CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-180240 on Form N-2 of our report dated December 23, 2011, relating to the financial statements and financial highlights of First Trust Strategic High Income Fund II appearing in the Annual Report on Form N-CSR for First Trust Strategic High Income Fund II for the year ended October 31, 2011, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
May 29, 2012